Proxy Statement Pursuant to Section 14(a) of the
                         Securities Exchange Act of 1934

Filed by the Registrant (x) Filed by a Party other than the Registrant ( ) Check the appropriate box:
( )   Preliminary Proxy Statement
( ) Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
(x)   Definitive Proxy Statement
( )   Definitive Additional Materials
( )   Soliciting Material pursuant to Section 240.14a-11(c) or Section
      240.14a-12

                                  Bontex, Inc.
                (Name of Registrant as Specified in its Charter)
                  David A. Dugan, Assistant Corporate Secretary

 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)
                                    N/A
Payment of Filing Fee (Check the appropriate box):
(x)   No fee required
( )   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
      0-11.
      (1)  Title of each class of securities to which transaction applies:
      (2)  Aggregate number of securities to which transaction applies:
      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
      (4)  Proposed maximum aggregate value of transaction:
      (5)  Total Fee Paid:
( )   Fee paid previously with preliminary materials
( ) Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      (1)  Amount Previously Paid:
      (2)  Form, Schedule or Registration Statement No.:
      (3)  Filing Party:
      (4)  Date Filed:

                            [Bontex logo] BONTEX [R]


                                      2000

                      Notice of Annual Stockholders Meeting

                                       and

                                 Proxy Statement











Thursday, November 2, 2000
at 10:30 a.m. local time
Lexington, Virginia

                                                            September 28, 2000



Dear Stockholder:

You are cordially invited to attend the Annual Stockholders Meeting to be held at 10:30 a.m., Eastern Daylight-Saving Time, on Thursday, November 2, 2000, the Best Western Inn at Hunt Ridge, Lexington, Virginia. The accompanying Notice of Annual Meeting and Proxy Statement contains detailed information as to the formal business to be transacted at the meeting.

The Board urges you to vote "FOR" all proposals on the enclosed proxy card.

Regardless of whether you plan to attend the meeting, it is important that your shares be voted. Accordingly, please complete, sign, and date the proxy card attached and return it in the enclosed postage-paid envelope. Please note, however, that if your shares are held of record by a broker, bank, or other nominees and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

Thank you for your interest.

Sincerely,



James C. Kostelni
Chairman of the Board and
Chief Executive Officer

                      NOTICE OF ANNUAL STOCKHOLDERS MEETING




                                                             September 28, 2000

                                  BONTEX, INC.

     Notice is hereby given that the Annual Meeting of Stockholders of Bontex, Inc. will be held at the Best Western Inn at Hunt Ridge, Willow Springs Drive, Lexington, Virginia, on November 2, 2000 at 10:30 a.m., Eastern Daylight-Saving Time, for the following purposes:

     1. To elect three Class A directors to serve until the annual meeting of stockholders in 2003,

     2. The transaction of such other business as may properly come before the meeting or any adjournments thereof.

     Only stockholders of record at the close of business on September 8, 2000, are entitled to vote at this meeting.

     You are urged to fill in, date and sign the accompanying proxy and to mail the same as promptly as possible. If you sign and return your proxy without specifying your choices, it will be understood that you wish to have your shares voted in accordance with the directors' recommendations. Should you decide to attend the meeting and vote in person, you may withdraw your proxy.

     Your attention is directed to the Proxy Statement accompanying this Notice for a more complete statement regarding the matters proposed to be acted upon at the Annual Meeting.


                                             BY ORDER OF THE BOARD OF DIRECTORS



                                                         Charles W. J. Kostelni
                                                            Corporate Secretary

                                  BONTEX, INC.
                             A VIRGINIA CORPORATION
                                 PROXY STATEMENT
                       2000 ANNUAL MEETING OF STOCKHOLDERS

                                     GENERAL

     This Proxy Statement is furnished in connection with the solicitation by and on behalf of the Board of Directors of Bontex, Inc. (the "Company") of proxies in the accompanying form to be used at the Annual Meeting of the Stockholders of the Company to be held on November 2, 2000, at 10:30 a.m., Eastern Daylight-Saving Time, at the Best Western Inn at Hunt Ridge, Willow Springs Drive, Lexington, Virginia 24450, and at any adjournments thereof. The approximate date on which this Proxy Statement and the accompanying form of proxy are first being sent or given to stockholders is October 9, 2000.

     A copy of the Company's Annual Report to Stockholders, including consolidated financial statements for the fiscal year ended June 30, 2000, reported upon by KPMG LLP, is being mailed concurrently with this Proxy Statement, but should not be considered proxy solicitation material.

     Any person signing and mailing the enclosed form of proxy may revoke the proxy at any time prior to the actual voting thereof by attending the Annual Meeting and voting in person, by submitting a signed proxy bearing a later date, or by giving prior written notice of revocation of the proxy to the Corporate Secretary of the Company, One Bontex Drive, Buena Vista, Virginia 24416-1500. All properly executed proxies delivered pursuant to this solicitation will be voted at the Annual Meeting in the manner specified therein. If no specification is made, the proxy will be voted FOR the election of all of the Class A directors.

                                VOTING SECURITIES

     The close of business on September 8, 2000, has been fixed as the record date for the determination of stockholders of the Company entitled to notice of and to vote at the Annual Meeting of Stockholders. There were 1,572,824 shares of Company common stock outstanding as of the foregoing record date, and each such share is entitled to one vote.

     The holders of shares entitled to cast a majority of the votes at the Annual Meeting constitute a quorum. If a share is represented for any purpose at the Annual Meeting, it is deemed to be present for purposes of establishing a quorum. Abstentions and broker non-votes (i.e., shares registered in the names of brokers or other "street name" nominees for which proxies are voted for some but not all matters) will be included in determining the number of shares represented at the Annual Meeting. Directors will be elected by a plurality of the votes cast in person or by proxy at the Annual Meeting. For purpose of determining the votes cast with respect to any other matter presented for consideration at the Annual Meeting, only those votes cast "for" or "against" are included. Votes that are withheld and broker non-votes will not be included in determining the votes cast.

     The Company will appoint one or more inspectors of election to act at the Annual Meeting and to make a written report thereof. Prior to the meeting, the inspectors will sign an oath to perform their duties in an impartial manner and according to the best of their abilities. The inspectors will ascertain the number of shares outstanding and the voting power of each, determine the shares represented at the meeting and the validity of proxies and ballots, count all votes and ballots, and perform certain other duties as required by law.

     As a matter of policy, proxies, ballots and voting tabulations that identify individual stockholders are kept private by the Company. Such documents are available for examination only by the inspectors of election and certain personnel associated with processing proxy cards and tabulating votes. The vote of any stockholder is not disclosed except as may be necessary to meet legal requirements.

                 STOCK HOLDINGS OF CERTAIN OWNERS AND MANAGEMENT

     The following table sets forth as of August 25, 2000, certain information regarding the only known beneficial holders of more than five percent of the outstanding common stock of the Company and the beneficial ownership of the common stock of the Company by each director and nominee, by each named executive officer and by all directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the named persons have sole voting and investment power with respect to all outstanding shares of common stock shown as beneficially owned by them.

                                                     Shares Beneficially
                                                            Owned                      Percent of Class

First Union National Bank                                   843,082  (1)                     50.04
303 Broad Street
Red Bank, New Jersey 07701

Mrs. Dolores Kostelni                                       696,207  (2)                     41.32
Route 4, Box 251
Turtle Brooke Lane
Lexington, Virginia  24450

Mrs. Patricia S. Tischio                                    675,607  (3)(9)                  40.10
901 Foxboro Drive
Norwalk, Connecticut  06851

Estate of Marie G. Surmonte                                 675,507  (4)                     40.09
c/o First Union National Bank
303 Broad Street
Red Bank, New Jersey 07701

Hugo N. Surmonte Residuary Trust                             95,400  (5)                     5.66
c/o First Union National Bank
303 Broad Street
Red Bank, New Jersey 07701

William J. Binnie                                             3,744  (6)                       *
Bontex, Inc.
One Bontex Drive
Buena Vista, Virginia 24416-1500

Michael J. Breton                                             1,900                            *
Bontex S.A.
rue Slar
4801 Stembert, Belgium


                                                     Shares Beneficially
                                                            Owned                      Percent of Class

William B. D'Surney                                             850                            *
Bontex, Inc.
One Bontex Drive
Buena Vista, Virginia 24416-1500

David A. Dugan                                                5,837                            *
Bontex, Inc.
One Bontex Drive
Buena Vista, Virginia 24416-1500

Charles W. J. Kostelni                                       33,149  (10)                    1.97
Bontex, Inc.
One Bontex Drive
Buena Vista, Virginia 24416-1500

James C. Kostelni                                           140,160  (7)(9)                  8.32
Bontex, Inc.
One Bontex Drive
Buena Vista, Virginia 24416-1500

Jeffrey C. Kostelni                                          43,841  (8)                     2.60
Bontex, Inc.
One Bontex Drive
Buena Vista, Virginia 24416-1500

Frank B. Mayorshi                                               600                            *
Bontex, Inc.
One Bontex Drive
Buena Vista, Virginia 24416-1500

Larry E. Morris                                               9,070  (12)                      *
Bontex, Inc.
One Bontex Drive
Buena Vista, Virginia 24416-1500

Joseph F. Raffetto                                            5,582                            *
Bontex, Inc.
One Bontex Drive
Buena Vista, Virginia 24416-1500

Robert J. Weeks                                              10,121                            *
Bontex, Inc.
One Bontex Drive
Buena Vista, Virginia 24416-1500

All Directors and                                           930,461                          55.23
Executive Officers
as a Group (12 persons)

(1) Includes 95,400 shares held as co-trustee for the Hugo N. Surmonte Residuary Trust, 72,175 shares held as trustee of the Hugo N. Surmonte Marital Trust, and 675,507 shares held as a co-executor of the Estate of Marie G. Surmonte. The Bank has shared voting and dispositive power with respect to these shares.
(2) Includes 20,700 shares owned by Mrs. Kostelni with sole voting and dispositive power and an aggregate of 675,507 shares of which Mrs. Kostelni has shared voting and dispositive power as a co-executor of the Estate of Marie G. Surmonte. Excludes 57,590 shares owned by Mrs. Kostelni's spouse, Mr. James C. Kostelni, and 2,653 shares owned by Mrs. Kostelni's adult son, James H. Kostelni.
(3) Includes 100 shares owned by Mrs. Tischio with sole voting and dispositive power, an aggregate of 675,507 shares of which Mrs. Tischio has shared voting and dispositive power as a co-executor of theEstate of Marie G. Surmonte, and excludes 2,750 shares owned by Mrs. Tischio's adult daughter, as to which Mrs. Tischio disclaims beneficial ownership.
(4) Dolores Kostelni, Patricia S. Tischio and First Union National Bank are co-executors of the Estate and have shared voting and dispositive power with respect to these shares.
(5) Dolores Kostelni and Patricia S. Tischio are beneficiaries of the Trust. Mrs. Kostelni and Mrs. Tischio and the Bank have shared voting and dispositive power with respect to these shares.
(6) Includes 726 shares held by Mr. Binnie's spouse as Trustee for their sons.
(7) Includes 20,700 shares owned by Mr. James C. Kostelni's spouse, Dolores Kostelni. Does not include 2,653 owned by Mr. James C. Kostelni's adult son, James H. Kostelni, as to which Mr. James C. Kostelni disclaims beneficial ownership, and 675,507 shares held in the Estate of Marie G. Surmonte, of which Mr. James C. Kostelni's spouse, Dolores Kostelni, is a co-executor with shared voting and dispositive power. Includes 57,220 shares that are unissued, but are subject to stock options.
(8) Includes 1,000 shares owned by Mr. Jeffrey C. Kostelni's spouse. Includes 22,015 shares that are unissued, but are subject to stock options.
(9) Mr. James C. Kostelni's spouse, Dolores Kostelni, and Mrs. Patricia S. Tischio are co-executors and share voting and dispositive power with First Union National Bank of 675,507 shares held by the Estate of Mrs. Marie G. Surmonte.
(10) Includes 22,015 shares that are unissued, but are subject to stock options.
(11) Includes 5,677 shares that are unissued, but are subject to stock options.
(12) Includes 5,070 shares that are unissued, but are subject to stock options.

*Represents less than 1% of the outstanding shares of Company common stock.


                              ELECTION OF DIRECTORS

PROPOSAL NO. 1

     The Company's Board of Directors is divided into three classes (A, B and C) with staggered three-year terms. The current term of office of the Class A directors expires at the 2000 Annual Meeting of Stockholders. The terms of the Class B and Class C directors will expire in 2001 and 2002, respectively.

     There are four Class A directors, James C. Kostelni, Robert J. Weeks, Hadelin H. Mothet and William B. D'Surney, each of whom has been nominated for election or re-election by the Board of Directors. Messrs. Kostelni, Weeks and D'Surney currently serve on the Board and are standing for re-election.

     It is the intention of the persons named as proxies, unless instructed otherwise, to vote for the election of each of the four nominees set forth below. Each nominee has agreed to serve if elected. If any nominee shall unexpectedly be unable to serve, the shares represented by all valid proxies will be voted for the remaining nominees and such other person or persons as may be designated by the Board. At this time, the Board knows of no reason why any nominee might be unable to serve. Class A nominees will serve for a three-year term until the 2003 Annual Meeting and until their successors are elected and qualified.

     The present principal occupation or employment and employment during the past five years and all positions or offices, if any, held with the Company are set forth opposite the name of each director and nominee. Three of the nominees, James C. Kostelini, Robert J. Weeks, and William B. D'Surney, are members of the present Board of Directors. The fourth nominee, Mr. Hadelin Mothet, is not a member of the present Board of Directors.

     Your Board of Directors recommends a vote FOR each of the nominees for Class A Director.


                                    NOMINEES
                                CLASS A DIRECTORS
                       (Serving Until 2003 Annual Meeting)

                                    Year in Which First
Name and Age                        Elected as Director       Principal Occupation
------------                        -------------------       --------------------


James C. Kostelni                         1965                Chairman of the Board, President, and Chief
Age 65                                                        Executive Officer of the Company (since 1994),
                                                              President and Chief Operating Officer (since 1971).
                                                              Mr. Kostelni has a Bachelor of Science Degree in
                                                              Business Administration.

Robert J. Weeks                           1983                Private investor since 1993; prior thereto,
Age 66                                                        Vice-President, Dun & Bradstreet Corp. Bethlehem,
                                                              Pennsylvania. Mr. Weeks has a Bachelor of Science
                                                              Degree in Business Administration.

Hadelin H. Mothet                                             Financial Director and Assistant General Manager
Age 56                                                        (since 1985) of Bontex S.A.. Mr. Mothet has a
                                                              Bachelor of Science Degree in Accountancy.

William B. D'Surney                       1995                Private investor since 1994; prior thereto,
Age 71                                                        Senior Vice-President, Alexander & Alexander,
                                                              Richmond, Virginia. Mr. D'Surney has a Bachelor
                                                              of Science Degree in Business Administration.


                         DIRECTORS CONTINUING IN OFFICE
                                CLASS B DIRECTORS
                       (Serving Until 2001 Annual Meeting)

                                    Year in Which First
Name and Age                        Elected as Director       Principal Occupation
------------                        -------------------       --------------------

Patricia S. Tischio                       1995                Assistant Corporate Secretary (1994-1997),
Age 61                                                        Corporate Office Manager (1989-2000) and Sales
                                                              and Administrative Services (since 2000) of the
                                                              Company.  Mrs. Tischio has a Bachelor of Arts
                                                              Degree in English.




Jeffrey C. Kostelni                       1995                Senior Vice President (since 1999), Chief
Age 34                                                        Financial Officer and Treasurer (since 1994) of the
                                                              Company and General Sales Manager of Bontex
                                                              S.A., a subsidiary of  the Company in Belgium
                                                              (1995-1999). Mr. Kostelni has a Bachelor of Science
                                                              Degree in Accountancy and is a Certified Public
                                                              Accountant.

Joseph F. Raffetto                        1984                Private investor since 1994; prior thereto, physician.
Age 91


                                CLASS C DIRECTORS
                       (Serving Until 2002 Annual Meeting)

                                    Year in Which First
Name and Age                        Elected as Director       Principal Occupation
------------                        -------------------       --------------------

William J. Binnie                         1977                Retired engineering consultant since 1996;
Age 75                                                        prior thereto, President, W.J. Binnie & Associates, a
                                                              manufacturer's representative company, Whispering
                                                              Pines, North Carolina. Mr. Binnie has a Bachelor of
                                                              Science Degree in Civil Engineering.

Charles W. J. Kostelni                    1998                Senior Vice President (since 1999), General
Age 36                                                        Manager (U.S. Operations only) (since 1998),
                                                              Corporate Secretary (since 1997), Corporate
                                                              Controller (since 1996) of the Company and
                                                              General Sales Manager of Bontex S.A., a subsidiary
                                                              of the Company in Belgium (since 1999). Prior
                                                              thereto, Assistant Controller (1994-1996) of the
                                                              Company. Mr. Kostelni has a Bachelor of Science
                                                              Degree in Accountancy and is a Certified Public
                                                              Accountant.

Frank B. Mayorshi                         1993                Private investor since 1991; prior thereto,
Age 64                                                        Partner, KPMG LLP, Roanoke, Virginia.  Mr.
                                                              Mayorshi has a Bachelor of Science Degree in
                                                              Business Administration

No director or nominee is a director of any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934. Mr. Charles W. J. Kostelni and Mr. Jeffrey C. Kostelni are the sons of Mr. James C. Kostelni. Mrs. Patricia S. Tischio is the sister-in-law of Mr. James C. Kostelni and the aunt of Mr. Charles W. J. Kostelni and Mr. Jeffrey C. Kostelni.


                MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Board of Directors held five meetings during fiscal 2000. All directors, with the exception of Patricia S. Tischio, attended at least 75% of the total number of meetings of the Board and the committees of the Board on which they served.

     A director's fee of $1,500 per meeting attended is paid to all non-employee directors. In addition, non-employee directors who are members of the Executive, Audit, Compliance and/or Compensation Committees receive a fee of $500 per committee meeting attended. All directors are reimbursed for their actual travel expenses for attending Board and committee meetings.

     The Board of Directors annually elects five standing committees: the Executive Committee, the Audit Committee, the Compensation Committee, the Compliance Committee and the Nominating Committee.

     The Executive Committee of the Board of Directors, which is composed of Messrs. James C. Kostelni (Chairman), Weeks, Mayorshi and Binnie, is empowered to exercise all authority of the Board of Directors, except with respect to matters reserved for the Board by Virginia law. This committee met four times during fiscal 2000.

     The Audit Committee of the Board of Directors, which consists of Messrs. Mayorshi (Chairman), Binnie and Weeks, oversees the financial reporting process and the Company's internal controls. This committee met four times during fiscal 2000.

     The Compensation Committee of the Board of Directors, which consists of Messrs. Weeks (Chairman), Binnie and Mayorshi, meets as necessary to consider and make recommendations to the Board of Directors concerning compensation of executive officers and employees of the Company. This committee met four times during fiscal 2000.

     The Compliance Committee of the Board of Directors, which consists of Messrs. D'Surney (Chairman), Raffetto and Binnie, oversees the Company's compliance with environmental and safety regulations. This Committee met four times during fiscal 2000.

     The Nominating Committee of the Board of Directors, which consists of Messrs. James C. Kostelni (Chairman), Mayorshi and Weeks, considers and recommends to the Board, candidates for election as directors of the Company. The Nominating Committee will not consider nominees recommended by stockholders. This committee met one time during fiscal 2000.

                             EXECUTIVE COMPENSATION

Summary Compensation Table

         The following table sets forth information regarding the individual compensation earned by the Chief Executive Officer and four other executives for services in all capacities to the Company and its subsidiaries for the fiscal years ended June 30, 2000, 1999 and 1998.

                                                                                      Long-Term
                                                   Annual Compensation               Compensation
                                                                                        Awards
                                                                      Other Annual     Securities   All Other
Name and Principal                                                    Compensation     Underlying  Compensation
Position                             Year    Salary($)      Bonus ($)    ($) (2)       Options (#)     (#) (3)
--------                             ----    ---------      ---------    -------       -----------     -------
James C. Kostelni                   2000      250,000              -        5,332        24,250         7,962
   Chairman of the Board of         1999      250,000              -        6,858        72,000         6,810
   Directors, President and         1998      242,795      44,664 (1)      59,188             -        65,891
   Chief Executive Officer

Michael J. Breton                   2000      125,518              -       14,910             -        33,559
   Director of International        1999      144,350              -       15,606             -        42,527
   Operations, Bontex, S.A.         1998      148,417      10,781 (1)      18,135             -         7,829

Larry E. Morris                     2000       85,000              -            -         5,070         2,941
   Technical Sales Director         1999       96,840              -            -             -         3,631
                                    1998      105,280      13,576 (1)       3,351             -         3,485

Tarcisio Pasquali                   2000      140,299              -       15,497             -             -
   General Manager,                 1999      163,441              -       17,297             -             -
   Bontex S.r.l.                    1998      179,925      20,200 (1)      17,100             -             -

Hadelin H. Mothet                   2000       76,000              -        9,402             -        21,887
   Financial Director and           1999       83,263              -        9,356             -        10,886
   Assistant General Manager,       1998       82,123      15,072 (1)       9,347             -         9,264
   Bontex S.A.

(1) Performance-based bonuses awarded by the Compensation Committee and paid in 1998 for 1997 performance.
(2) Except as otherwise indicated in the table, the named executives did not receive perquisites or other personal benefits in excess of the lesser of $50,000 or 10% of the total of his salary and bonus reported in the table. All amounts represent automobile allowances or long-term disability insurance premium payments.
(3) Amounts disclosed in this column for 2000 include: (i) payment by the Company of premiums for whole life insurance on behalf of Mr. James Kostelni in the amount of $7,962; (ii) Company contributions on behalf of the named executive officers under the Bontex Inc. Retirement Plan as follows: Mr. James Kostelni $0, Mr. Breton $0, Mr. Morris $1,888, Mr. Pasquali $0 and Mr. Mothet $0; (iii) Bontex S.A.'s contribution under the Bontex, S.A. Pension Plan on behalf of Mr. Breton, $33,559 in 2000 and $42,527 in 1999 and Mr. Mothet $21,887 in 2000. (The increase in Mr. Breton's pension costs over prior years is due to a change in the pension plan policy based on Mr. Breton's age. The change is a one time adjustment and is being offset by a permanent salary reduction implemented in the fourth quarter of fiscal year 1999, of which the full effect will be seen in subsequent years); and (iv) Company contributions on behalf of the named executive officers under the Bontex Inc. Executive Benefit Deferred Compensation Agreement as follows: Mr. James Kostelni $0, Mr. Breton $0, Mr. Pasquali $0 and Mr. Mothet $0, and Mr. Morris $1,053.


                        Option Grants in Last Fiscal Year

                                                          Individual Grants
                            --------------  -------------   --------------  ----------------  --------------  ----------------------
                                             % of Total                                                         Potential Realized
                              Number of        Options                           Market                          Value at Assumed
                              Securities     Granted to        Exercise         Price on                         Annual Rates of
                              Underlying      Employees        or Base          Date of                            Stock Price
                               Options        in Fiscal         Price            Grant          Expiration       Appreciation for
                             Granted (#)        Year          ($/Share)        ($/Share)           Date           Option Term(1)
                            --------------  -------------   --------------  ----------------  --------------  ----------------------
                                                                                                                5%($)       10%($)
                                                                                                              ----------  ----------
James C. Kostelni               24,250          40.4             2.00            1.813          Jan. 2010       71,615     114,035
Larry E. Morris                  5,070           8.5             2.00            1.813          Jan. 2010       14,973      23,841


(1) The hypothetical potential appreciation shown in these columns reflects the required calculations at annual rates of 5% and 10% set by the Securities Exchange Commission, and is not intended to represent either historical appreciation or anticipated future appreciation of the Company's Common Stock price.

Retirement Plans

Bontex, Inc. Retirement Income Plan

     The Company has in effect a contributory defined benefit retirement plan ("Plan"). Estimated annual benefits payable at normal retirement age 65 under the Plan to persons in specified remuneration and years of service classifications are set forth below. The following table contains no benefits attributable to supplemental benefit plans, as there are no such plans.


                                                                      Years of Service
             Final Average        -----------------------------------------------------------------------------------------
               Earnings                15                 20                 25                 30                  35
           -----------------      -------------     --------------      -------------      -------------      -------------
             $    125,000         $    32,730       $    43,640          $   54,550         $   65,460         $   65,460
                  150,000              40,230            53,640              67,050             80,460             80,460
                  175,000              46,230            61,640              77,050             92,460             92,460
                  200,000              46,230            61,640              77,050             92,460             92,460
                  225,000              46,230            61,640              77,050             92,460             92,460
                  250,000              46,230            61,640              77,050             92,460             92,460
                  300,000              46,230            61,640              77,050             92,460             92,460
                  400,000              46,230            61,640              77,050             92,460             92,460
                  450,000              46,230            61,640              77,050             92,460             92,460
                  500,000              46,230            61,640              77,050             92,460             92,460

     The benefits in the Table are computed as a straight-life annuity payable annually and are derived from both employer and employee contributions. The benefits are not subject to any deduction for Social Security or other offset amounts.

     The compensation covered by the Plan includes all amounts received for personal services rendered in the course of employment for the Company to the extent those amounts are includable in gross income, except for distributions from deferred compensation plans or other amounts that receive special tax treatment. Compensation for purposes of the Plan may not exceed statutory limits. The limit for the 2000 and 1999 plan years was $170,000 and $160,000, respectively, which may be increased by the Internal Revenue Service in the future to reflect cost of living increases. The benefit formula equals the sum of (A) 1.5% of Final Average Earnings up to Social Security Covered Compensation, and (B) 2.0% of Final Average Earnings in excess of Social Security Covered Compensation, multiplied by credited years of service up to a maximum of 30 years.

     Social Security Covered Compensation means the average of the taxable wage bases for the 35 calendar years ending with the last day of the calendar year in which a participant attains his Social Security retirement age. Final Average Earnings is generally the average earnings for the five highest consecutive years of compensation during the ten years immediately preceding retirement.

     It is estimated that at age 65, for Plan purposes, Jeffrey C. Kostelni, Charles W. J. Kostelni and Larry E. Morris will have 38, 34 and 28 years of credited service, respectively. Mr. Michael J. Breton does not participate in the Plan. Mr. James C. Kostelni has reached age 65 and currently has 41 years of credited service.

Bontex, S.A. Pension Plan

         The Company's subsidiary, Bontex, S.A., maintains a pension plan ("Pension Plan") for certain of its employees. Mr. Breton is the only Pension Plan participant included in the Compensation Table. The Pension Plan generally provides a monthly retirement benefit beginning at normal retirement age 65 until the participant's death based on years of service and the average of the last five years' annual salary. Provisions are also made for monthly payments to a surviving spouse and children. Estimated annual benefits payable upon retirement under the Pension Plan to persons in specified remuneration and years of service classifications are set forth below. No benefits from a supplemental benefit plan are included as no such plan exists.


                                                                      Years of Service
             Final Average        -----------------------------------------------------------------------------------------
               Earnings                15                 20                 25                  30                 35
           -----------------      -------------     --------------      -------------       ------------       ------------
             $    125,000          $   15,591        $   20,789          $   25,987         $   31,184         $   36,381
                  150,000              19,822            26,429              33,036             39,643             46,251
                  175,000              24,052            32,068              40,086             48,103             56,120
                  200,000              28,281            37,708              47,135             56,163             65,990
                  225,000              32,511            43,347              54,186             65,023             75,860
                  250,000              36,741            48,988              61,235             73,482             85,729
                  300,000              45,201            52,431              75,335             90,401            105,469
                  400,000              62,119            82,827             103,533            124,241            144,947
                  450,000              70,580            94,107             117,634            141,159            164,687
                  500,000              79,040           105,386             131,733            158,079            184,426

     It is estimated that at age 65, Mr. Breton will have 18 and Mr. Mothet 37 years of credited service, respectively. Although compensation for Pension Plan purposes is the average of the most recent five years' annual salary, only $85,618 of the amount shown for Mr. Breton in the Compensation Table qualifies as compensation under the Pension Plan for 2000. The Pension Plan defines the benefit in terms of Belgian francs, and the above amounts were calculated using the exchange rate in effect on June 30, 2000. The benefits listed in the Pension Plan table are computed as a straight-life annuity payable annually and are not subject to any deduction for Social Security or other offset amounts.

Bontex, Inc. Executive Benefit Deferred Compensation Agreement

     The Company adopted a tax deferred compensation benefit plan for certain executives during fiscal year 1997. The plan allows the employee to defer up to four percent of his compensation with a Company match of up to one percent of compensation. The Company's contribution funds life insurance policies on each executive, with the Company as owner and beneficiary.

Retirement Compensation Agreements

Supplemental Executive Compensation Agreement

     On May 26, 1994, the Company and Mr. James C. Kostelni (hereafter in this section, Mr. Kostelni) entered into a Supplemental Executive Compensation Agreement which is intended to supplement Mr. Kostelni's retirement benefits to make up for any loss of benefits under the Bontex, Inc. Retirement Income Plan resulting from the application of certain limitations imposed by amendments to
Section 401(a)(17) of the Internal Revenue Code of 1986, as amended, under the Revenue Reconciliation Act of 1993. Under the Supplemental Executive Compensation Agreement, the Company has agreed, during Mr. Kostelni's life, to purchase for Mr. Kostelni, upon execution of the Agreement and thereafter on May 1 of each year through May 1, 2000 an annuity contract which provides for the payment of at least $458.33 per month to Mr. Kostelni, such payments to begin upon Mr. Kostelni's reaching age sixty-five and to end upon Mr. Kostelni's death or the ten-year anniversary date of the first annuity payment, whichever is later. In order to replace the survivorship benefits which Mr. Kostelni's spouse, but for the tax changes, would receive upon his death, the Company also has agreed to pay to Mr. Kostelni, upon execution of the Agreement and thereafter on May 1 of each year through May 1, 1997, a cash payment in the amount of $26,000. It is intended that such cash payment will be used by Mr. Kostelni to purchase life insurance which will then provide the survivor benefit. Additionally, the Supplemental Executive Compensation Agreement also provides that the Company shall, upon execution of the Agreement and thereafter on May 1 of each year through May 1, 2000, make a cash "gross-up" payment equal to the amount of any federal, state and local income taxes paid by Mr. Kostelni on the benefits received under the Agreement. With Mr. Kostelni's consent, the Company did not purchase the annuity contract as provided in the Agreement during fiscal years 1999 or 2000.

     Under the Supplemental Executive Compensation Agreement, the Company shall, upon a change in control, (i) purchase and transfer to Mr. Kostelni all remaining annuities to be purchased pursuant to the Agreement; (ii) pay to Mr. Kostelni all bonus amounts still owing pursuant to the Agreement; and (iii) pay to Mr. Kostelni the applicable "gross-up" payment computed in accordance with the Agreement. If Mr. Kostelni dies during the term of the Supplemental Executive Compensation Agreement, or if Mr. Kostelni's employment with the Company is terminated, either voluntarily or pursuant to the terms of the Executive Compensation Agreement (discussed below), the Agreement shall terminate, and Mr. Kostelni shall be entitled to no further payments or benefits under the Agreement, except those which have accrued as of the date of his death or termination.

     A change in control under the Supplemental Executive Compensation Agreement shall be deemed to have occurred in the event that (i) any person or group becomes a beneficial owner of 20% or more of the combined voting power of the Company's voting securities; (ii) the members of the Company's Board of Directors on the date of the Agreement cease for any reason to constitute at least a majority of the Board; (iii) all or substantially all of the assets of the Company are sold, transferred or conveyed by any means, including, but not limited to, direct purchase or merger, if the transferee is not controlled by the Company; or (iv) the Company is merged or consolidated with another entity and as a result of such merger or consolidation less than 75% of the outstanding voting securities of the surviving or resulting entity shall be owned in the aggregate by the former stockholders of the Company. No change of control shall be deemed to have occurred for purposes of the Agreement by virtue of the acquisition, directly or indirectly, of 20% or more of the combined voting power of the Company's voting securities by Mr. Kostelni or a group including Mr. Kostelni, by a subsidiary or certain other affiliates of the Company, or by the heirs, successors or assigns of Hugo N. Surmonte.

Employment Agreement

     On January 22, 1997, the Company and Mr. James C. Kostelni (hereafter in this section, Mr. Kostelni) entered into an Executive Compensation Agreement providing for the employment of Mr. Kostelni as President and Chief Executive Officer of the Company until May 15, 2005. This Agreement supersedes in its entirety the Executive Compensation Agreement dated June 29,1989, by and between the Company (as successor to Georgia Bonded Fibers, Inc.) and Mr. Kostelni. Under the Agreement, Mr. Kostelni is to receive a minimum annual salary of $222,000, which shall be adjusted annually by the Compensation Committee of the Board of Directors, along with certain benefits, including such bonuses as are approved by the Board of Directors, an automobile allowance and all fringe benefits offered to Company employees.

     The Agreement may be terminated by the Company only for cause, provided, however, that the Company may not terminate the Agreement on (i) the sale by the Company of substantially all of its assets to a single purchaser or to a group of associated purchasers; (ii) the sale, exchange or other disposition, in one transaction, of more than 50% of the outstanding shares of Company common stock;
(iii) a decision by the Company to terminate its business and liquidate its assets; or (iv) the merger or consolidation of the Company in a transaction in which the stockholders of the Company receive less than 50% of the outstanding voting shares of the new or continuing corporation. Under the Agreement, "cause" is deemed to include only Mr. Kostelni's (i) conviction of a felony; (ii) material breach of the Agreement which remains uncured sixty days after notice by the Company of such breach; or (iii) dishonesty directly related to the performance of his duties.

     The Agreement also may be terminated by the Company if Mr. Kostelni becomes disabled for a period of more than twelve consecutive months, and shall be terminated if Mr. Kostelni dies during the term of the Agreement. In the event of termination of the Agreement as a result of Mr. Kostelni's death or disability, the Company shall, within forty-five days after such termination, pay to Mr. Kostelni or his estate, as the case may be, an amount equal to six-months compensation or the balance due under the Agreement, whichever is less. Additionally, in the event of Mr. Kostelni's death during the term of the Agreement, the Company shall, within sixty days after the date of death, pay a survivor's benefit of $5,000 to his widow or other survivor.

     The Agreement also granted Mr. Kostelni a stock option to purchase 80,000 shares of the Company's common stock, at an exercise price of $4.50 per share, which was the fair market value of the stock on the date of grant (January 22, 1997). The option was exercisable from the date of grant and had a minimum term of ten years. On July 1, 1998, Mr. Kostelni voluntarily agreed to cancel the unexercised option in order to expedite the Company's application to transfer its common stock listing to The Nasdaq SmallCap Market. At the Annual Meeting held on October 22, 1998 and adjourned to January 28, 1999, the stockholders approved the issuance of a new option to Mr. Kostelni, exercisable effective January 28, 1999, to purchase 72,000 shares of the Company's common stock, at an exercise price of $4.50 per share. At the Annual Meeting of stockholders held on October 28, 1999, the Company's stockholders approved the Bontex Inc. Key Employee Stock Option Plan. As a condition to any grant of options under such plan, Mr. Kostelni agreed on January 27, 2000, to cancel 39,030 previously granted stock options to purchase shares of the Company's common stock at an exercise price of $4.50 per share. On that same date, the Company granted to Mr. Kostelni 24,250 options to purchase shares of the Company's common stock at a price of $2.00 per share. The options are exercisable beginning six months after the grant date and expire on January 27, 2010.

Related Party Transactions

     On February 16, 1999, the Company entered into a five-year contract with Maxcomm, Inc. ("Maxcomm"), a Virginia corporation, wholly owned by Mr. J. H. Kostelni, the son of Mr. James C. Kostelni. Pursuant to the contract, Maxcomm will continue to develop a marketing relationship with certain identified target companies for the purpose of developing and refining products for global distribution by Bontex in the footwear, luggage and allied industries. In consideration, Bontex will pay Maxcomm a monthly commission calculated based on 6% of all collected net sales made by Bontex with respect to the distribution of products to the identified target companies. Bontex additionally agreed to reimburse Maxcomm $75,000 for the costs and expenses it incurred in its ongoing marketing efforts on Bontex's behalf.

     On April 30, 2000, the Company entered into an employment agreement (the "Agreement") with Patricia Surmonte Tischio. Pursuant to the Agreement, the Company will pay Ms. Tischio as a part-time employee $2,750 per month during the period February 1, 2000 through August 31, 2000 and $1,750 per month during the period September 1, 2000 through October 31, 2004. The Agreement states that Ms. Tischio will work no more than 15 hours per week. Under the Agreement, the Company also delivered title to a 1992 Ford Taurus to Ms. Tischio and provides her with term life insurance coverage in a decreasing amount equal to her remaining employment payments due under the Agreement. The Agreement is also a complete settlement and release of all claims by Ms. Tischio against Bontex through the date of the Agreement. The Agreement provides that until November 1, 2004, Ms. Tischio may not work for a competitor of Bontex.


              COMPENSATION COMMITTEE REPORT ON REPRICING OF OPTIONS

         The following table sets forth information on options to purchase shares of Company common stock that were canceled for James C. Kostelni on January 27, 2000, and on options that were granted to him on the same date upon different terms under the Bontex, Inc. Key Employee Stock Option Plan. The options thereby granted under such plan shall expire on January 27, 2010. Such plan provides that options granted thereunder will have an exercise price at the greater of market value or $2.00 per share. As a condition to the grant of options to him under such plan, he agreed to cancel certain stock options previously granted to him. The basis for such cancellations and grants under such plan was the Company's desire to attract, retain and motivate executive officers of the Company upon whose judgment, initiative, and efforts the Company depends by providing such persons with the opportunity to benefit through the appreciation in the value of Company common stock though the grant of an opportunity to acquire equity interests in the Company.

                                                               Ten-Year Option/SAR Repricings


                                                                                                                      Length of
                                                 Securities                                                            original
                                                 underlying                                                          option term
                                                 number of         Market price of   Exercise price                   remaining
                                                options/SARs      stock at time of     at time of         New         at date of
                                                repriced or          repricing or     repricing or      exercise     repricing or
       Name                        Date        amended (#) (1)       amendment ($)    amendment ($)     price ($)      amendment
---------------------------   ------------   ------------------   -----------------  --------------   -----------   --------------
James C. Kostelni
   Chairman of the Board of
   Directors, President and
   Chief Executive Officer        01/27/00         24,250               1.813             4.50            2.00         6.0 years


(1) On January 27, 2000, stock options to Mr. James C. Kostelni for 39,033 shares were canceled.

                Report Submitted by the Compensation Committee of
                     the Board of Directors of the Company.

                            Robert J. Weeks, Chairman
                                Frank B. Mayorshi
                                William J. Binnie


             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of Bontex, Inc. is responsible for recommending to the Board of Directors the compensation policies applicable to all employees, including the Company's executive officers. The Company's compensation policies are based on the fundamental premise that the achievements of the Company result from the coordinated efforts of all employees working toward common objectives. The Compensation Committee consists of Robert J. Weeks, Chairman, Frank B. Mayorshi and William J. Binnie, who are each independent directors of the Company.

Compensation Philosophy and Objectives

     The Company seeks to attract, motivate and retain the best possible executive and other employee talent by providing competitive, performance-based compensation programs that tie compensation to the Company's business objectives and performance. The overall objective of this strategy is to align the financial interests of the executive and other employees with those of the stockholders by linking a substantial component of its executives' compensation directly to Company performance.

     The Committee recommends to the Board of Directors the compensation policies that govern both the compensation opportunities available, as well as the actual amounts paid, to Company officers. These policies are designed to provide competitive levels of compensation that link incentive awards to the Company's annual operating plan.

     The Company's incentive bonus plans for executives and other employees are designed to recognize individual and group performance. Target compensation levels are intended to be competitive with those at other progressive companies.

Elements of the Fiscal 2000 Executive Compensation Program.

     The Committee believes the interests of the stockholders will be best served if the executive compensation program links a substantial component of the cash compensation earned by executives to increases in stockholder value. The current program therefore includes the following two principal components: base salary and annual cash bonuses. There were no cash bonuses for fiscal 2000.

Base Salary

     Base salaries for all executive officers, including the Chief Executive Officer, are established by reference to defined salary ranges which have been assigned to each position based upon salary opportunities provided by the Company's competitors. Increases to individual base salaries are awarded based on the officer's responsibilities, an evaluation of past and current performance, seniority and experience, the Company's overall operating results, position in range, the overall level of salary adjustments among the Company's peers and current and projected economic conditions. Base salary is also a reflection of the value of the job in the Company's operations.

Chief Executive Officer (CEO) Compensation

     The 2000 compensation paid to Mr. James C. Kostelni, the Company's Chief Executive Officer, was recommended by the Compensation Committee based on its review of independently produced CEO compensation surveys and consideration of compensation paid by companies of similar size with global responsibilities in comparable industries. The Compensation Committee recommended the CEO's compensation to the Board of Directors after considering that Mr. James C. Kostelni's on-going efforts to develop the Company's specifications sales business, his progress in restructuring the Company and reducing costs, his overall past and present performance and contributions to the Company, and the relationship of the CEO's compensation to that of other key executives.

                 Report Submitted by the Compensation Committee
                    of the Board of Directors of the Company.

                            Robert J. Weeks, Chairman
                                Frank B. Mayorshi
                                William J. Binnie


                                STOCK PERFORMANCE

     The following graph compares the yearly percentage change and the cumulative total stockholder returns on the Company's common stock with the cumulative return on the NASDAQ Market Index and the MG Paper Products Peer Group Index for the five-year period commencing on June 30, 1995 and ending on June 30, 2000. These comparisons assume the investment of $100 of the Company's common stock and in each of the indices on June 30, 1995 and the reinvestment of dividends.




[PERFORMANCE GRAPH APPEARS HERE.]

            Comparison of 5 Year Cumulative Total Return of Company,
                        Industry Index and Broad Market


                                              1995        1996         1997        1998         1999        2000
                                            ---------   ---------    --------    ---------    ---------   ---------
BONTEX, INC.                               $   100.00  $   111.54   $  150.00   $    88.46   $    53.85  $    57.69
MG PAPER PRODUCTS INDEX                        100.00      105.74      134.28       129.68       148.09      124.99
NASDAQ MARKET INDEX                            100.00      125.88      151.64       201.01       281.69      423.84


     The peer group comprises the largest companies domestically traded on the NASDAQ market which operate in the Company's industry, paper products. None of these companies compete directly with Bontex, Inc. The returns of each company have been weighted according to their respective stock market capitalization for purposes of arriving at a peer group average.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and any persons who own more than ten percent of the Company's common stock, to file reports of ownership and changes in ownership of Company common stock with the Securities and Exchange Commission. Based on its review of the copies of such Forms furnished to it with respect to fiscal 2000 and written representations from certain reporting persons that no other reports are required, the Company believes that during fiscal 2000 one report relating to one transaction inadvertently was filed late by each of Mr. James C. Kostelni, Mr. Jeffrey C. Kostelni and Mr. Charles W. J. Kostelni.

                              INDEPENDENT AUDITORS

     The firm of KPMG LLP audited the Company's consolidated financial statements as of and for the year ended June 30, 2000 and has been reappointed by the Board of Directors as independent auditors for the year ended June 30, 2001. A representative of KPMG LLP is expected to attend the meeting with the opportunity to make a statement and/or respond to appropriate questions from stockholders at the meeting.

                              STOCKHOLDER PROPOSALS

     In order to be considered for inclusion in the Company's proxy statement for the 2000 Annual Meeting, stockholder proposals must be received by the Corporate Secretary of Bontex, Inc., One Bontex Drive, Buena Vista, Virginia 24416-1500, no later than May 23, 2001. Stockholder proposals intended to be presented at the 2001 Annual Meeting by means other than inclusion in the Company's proxy statement must be received by the Corporate Secretary no later than August 13, 2001.

                                  OTHER MATTERS

     The Board knows of no matters which may properly come before the Annual Meeting other than the matters referred to in this Proxy Statement. If, however, any matters properly come before the meeting, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their best judgment thereon.

                                        BY THE ORDER OF THE BOARD OF DIRECTORS
                                                        Charles W. J. Kostelni
                                                           Corporate Secretary
                                                            September 28, 2000

     The Company's Annual Report on Form 10-K, excluding exhibits, is available without charge to any stockholder of record requesting the same. Written requests should be addressed to the attention of the Corporate Controller, Bontex, Inc., One Bontex Drive, Buena Vista, Virginia 24416-1500.

[PROXY CARD APPEARS HERE.]

                                  BONTEX, INC.
                                 REVOCABLE PROXY

[X]      PLEASE MARK VOTES AS IN THIS EXAMPLE

Proxy Solicited on Behalf of the Board of Directors of the Company for Annual Meeting November 2, 2000

     The undersigned hereby constitutes and appoints David A. Dugan and William
B. D'Surney, or either of them, his true and lawful agents and proxies, with full power of substitution in each, to represent the undersigned and to vote as designated below, all the shares of Common Stock held of record by the undersigned on September 8, 2000, at the Annual Meeting of Stockholders of Bontex, Inc. to be held at the Best Western Inn at Hunt Ridge, Willow Springs Drive, Lexington, Virginia, on Thursday, November 2, 2000 at 10:30 A.M., Eastern Daylight Saving Time, and at any adjournments thereof.


The undersigned acknowledges receipt of the Proxy Statement dated September 28, 2000.


This proxy must be signed                            Date
exactly as name appears hereon.                      --------------------------

-------------------------------------------------------------------------------
      Stockholder sign above                Co-holder (if any) sign above

                                                             With-    For All
                                                     For     hold     Except
1.       ELECTION OF DIRECTORS                       [ ]      [ ]      [ ]

         Nominees: Four Class A directors for a three year term, James C. Kostelni, Robert J. Weeks, Hadelin H. Mothet and William B. D'Surney.

INSTRUCTION: To withhold authority to vote for any individual nominee, mark "For All Except" and write that nominee's name in the space provided below.

-------------------------------------------------------------------------------

2. In their discretion, upon other matters as may properly come before the meeting.

Please check box if you plan to attend the November 2, 2000 annual
stockholders meeting.         [ ]

     This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Proposal 1. This proxy is revocable at any time prior to the exercise hereof.
-------------------------------------------------------------------------------
Detach above card, sign, date and mail in postage paid envelope provided.

                                  BONTEX, INC.

      When shares are held by joint tenants, both should sign. Executors, administrators, trustees, etc. should give full title as such. If executed on behalf of a corporation, please sign full corporate name by duly authorized officer.

                               PLEASE ACT PROMPTLY
                     SIGN, DATE & MAIL YOUR PROXY CARD TODAY